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                                                                    EXHIBIT 99.1


            ADDITIONAL INFORMATION REGARDING CHESAPEAKE CORPORATION

   This is not an offer to sell our securities or a solicitation of offers to buy our securities.

   In this exhibit, except as otherwise indicated, the words "Chesapeake," "we," "us," "our," "ours," "our company" and similar terms refer to Chesapeake Corporation, together with its subsidiaries.

                    NOTE ON PRO FORMA FINANCIAL INFORMATION

   In this exhibit, we provide pro forma financial information that gives effect to various acquisitions as if they occurred as of the beginning of the applicable period. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

   Subsequent to July 1, 2001, there have been additional changes to our financial condition. In the third quarter of 2001, our total debt was reduced by approximately $13.6 million, but on October 1, 2001, we borrowed $42.4 million under our senior credit facility to make a tax payment, and we will be required to make an additional $62.0 million tax payment in December 2001. We expect to fund that $62.0 million payment with cash generated from operations and the proceeds of asset sales, approximately $40 million of which have closed or are expected to close before December 2001. To the extent that these sources are insufficient to fund that tax payment, we will use borrowings under our senior credit facility to make such payments.

                            INDUSTRY AND MARKET DATA

   We obtained the market and competitive position data used throughout this exhibit from our own research, surveys or studies conducted by third parties, primarily Corporate Development Consultants, Ltd. and industry or general publications. Industry publications and surveys generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these studies and publications is reliable, we have not independently verified such data, and we do not make any representation as to the accuracy of such information. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.


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          SPECIAL NOTE OF CAUTION REGARDING FORWARD-LOOKING STATEMENTS

   We have made and incorporated by reference forward-looking statements in this exhibit. Forward-looking statements include statements regarding our goals, beliefs, plans or current expectations, taking into account the information currently available to our management. Forward-looking statements are not statements of historical fact. For example, when we use words such as "believe," "anticipate," "expect," "estimate," "intend," "should," "would," "could," "may," or other words that convey uncertainty of future events or outcome, we are making forward-looking statements. Forward-looking statements include statements concerning:

  .  future results of operations;

  .  liquidity, cash flow and capital expenditures;

  . acquisition activities and the effect of completed acquisitions, including expected synergies and cost savings;

  .  pending or anticipated litigation;

  . debt levels and the ability to obtain additional financing or make payments on our debt;

  .  regulatory developments, industry conditions and market conditions; and

  .  general economic conditions.

   Our forward-looking statements are subject to risks and uncertainties. You should note that many important factors, some of which are discussed elsewhere in this exhibit or in the documents we have incorporated by reference, could affect us in the future and could cause our results, performance and financial condition to differ materially from those expressed in our forward-looking statements. For a discussion of some of these factors, please read carefully the information under "Risk Factors." We do not undertake any obligation to update our forward-looking statements.

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                           2001 RESTRUCTURING CHARGE

   On October 3, 2001, we announced a restructuring program consistent with our stated intention to reduce corporate overhead and rationalize our manufacturing network. Our restructuring actions will result in a non-recurring, after-tax charge of approximately $5.0 million in the third quarter of 2001, and an additional, not-yet-determined, charge in the fourth quarter of 2001. The restructuring program is comprised of the following:

  . In the third quarter of 2001, we recognized an after-tax charge of approximately $3.6 million for costs associated with a salaried staff reduction of approximately 50 positions achieved primarily through a voluntary separation program. The voluntary separation program benefits will be funded by surplus assets of our U.S. defined benefit salaried pension plan. We expect to complete approximately 80 percent of the staff reductions by the end of 2001, with the remainder to be completed during the first quarter of 2002. We will also recognize costs of approximately $1.4 million after taxes in the third quarter of 2001 for the elimination of two corporate office sites and the reduction of the carrying value of a corporate aircraft that is expected to be sold in the fourth quarter of 2001. The salaried staff reduction is expected to generate annualized pretax savings of $5 to $6 million.

  . In the fourth quarter of 2001, we expect to record additional restructuring charges. We intend to consolidate the manufacturing capacity of two fine spirits carton factories in Scotland and are consulting with employee representatives in relation to these proposals. Additional cost reduction proposals are being considered in our food and household business. We will record an undetermined restructuring provision during the fourth quarter for costs associated with workforce and cost reductions after employee representatives have been consulted. The annualized pretax savings from the consolidation of our Scottish carton factories is expected to be approximately $2.0 to $3.0 million.

  See "Risk Factors--Risks Related to our Business--Our business may suffer from risks related to our recent acquisitions and potential future acquisitions."


                           DISCONTINUED OPERATIONS

  In January 2001, we publicly announced our plans to sell the principal businesses included in our former merchandising and specialty packaging segment. On May 18, 2001, we completed the sale of Chesapeake Packaging Co. to Inland Paperboard and Packaging, Inc., a subsidiary of Temple-Inland Inc., for approximately $120 million. On July 30, 2001, we completed the sale of substantially all of the U.S. display assets of Chesapeake Display and Packaging Company to CorrFlex Graphics, LLC ("CorrFlex"). Under the terms of the sale, we received approximately $3.5 million in cash and $33 million in promissory notes of CorrFlex collateralized by subordinated liens on substantially all of the assets of CorrFlex. The notes include a $15 million performance note, the principal of which will be determined by the financial performance of CorrFlex during the period from closing through December 31, 2003. On July 1, 2001, we completed the sale of a 27 percent interest in Color-Box, LLC to G-P for a purchase price of $35 million in cash, leaving us with a 19 percent interest in Color-Box, LLC. On October 15, 2001, we completed the sale of Consumer Promotions International, Inc. Under the terms of the sale, we received approximately $5 million in cash and $18.6 million in promissory notes of the buyers collateralized by subordinated liens on substantially all of the U.S. assets of Consumer Promotions International, Inc. and the capital stock of its non-U.S. subsidiaries. The notes include $13.6 million of performance notes, the payment of which is conditioned on the financial performance of Consumer Promotions International, Inc. during the period from closing through October 10, 2006. We have agreed to sell our remaining 19 percent interest in Color-Box, LLC in the fourth quarter of 2001. We expect that the cash portion of the net proceeds from such sale, estimated to be approximately $24 million, plus dividends through closing, will also be used to repay debt.

   In March 2001, we sold our 5 percent equity interest in Georgia-Pacific Tissue, LLC (the "Tissue JV") to Georgia-Pacific Corporation ("G-P"), which comprised the remainder of our former tissue segment.

   The former merchandising and specialty packaging segment and the former tissue segment are both accounted for as discontinued operations; therefore, separate pro forma financial information reflecting these dispositions is not provided. We used the cash proceeds from the sales of our discontinued operations to reduce long-term debt. We also plan to use the proceeds from the sale of the remaining discontinued operations to pay down debt. (See Note 4 to our Consolidated Financial Statements for further details on discontinued operations.)


                              PLANNED DISPOSITION

   We expect to sell our Thatcham, England, food and household carton factory in the fourth quarter of 2001. Operations at the Thatcham factory were shut down at the end of 2000 and the costs were part of a restructuring provision recorded in the fourth quarter of 2000. The sale is expected to generate cash of $10 million and an after-tax gain of $2.9 million.

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                                  RISK FACTORS

   You should consider the following risk factors, in addition to the other information presented in this exhibit and the documents incorporated by reference into this exhibit, in evaluating us and our business. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results and cause the value of our securities to decline. The risks below are not the only ones facing our company. Additional risks not currently known to us or that we currently deem immaterial also may impair our business.

                 Risks Related to Our Substantial Indebtedness

OUR SUBSTANTIAL INDEBTEDNESS COULD ADVERSELY AFFECT OUR CASH FLOW AND OUR ABILITY TO FULFILL OUR OBLIGATIONS UNDER OUR SECURITIES.

   We have a substantial amount of outstanding indebtedness. We and our subsidiaries will be able to incur substantial additional indebtedness in the future. Our substantial leverage could have significant consequences to you. For example, it could:

  . make it more difficult for us to generate sufficient cash to satisfy our obligations with respect to our indebtedness;

  . increase our vulnerability to general adverse economic and industry conditions;

  .  limit our ability to obtain additional financing;

  . require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, reducing the amount of our cash flow available for other purposes, including capital expenditures, acquisitions and other general corporate purposes;

  . require us to sell debt or equity securities or to sell some of our core assets, possibly on unfavorable terms, to meet debt payment obligations;

  . restrict us from making strategic acquisitions or exploiting business opportunities;

  . limit our flexibility in planning for, or reacting to, changes in our business and our industry;

  . place us at a possible competitive disadvantage compared to our competitors that have less debt; and

  . expose us to risks that are inherent in interest rate fluctuations because a part of our indebtedness bears variable rates of interest.

TO SERVICE OUR INDEBTEDNESS, WE WILL REQUIRE A SIGNIFICANT AMOUNT OF CASH. OUR ABILITY TO GENERATE CASH DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.

   Our ability to make payments on and to refinance our indebtedness and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. Our ability to generate cash, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.


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   We cannot assure you that our business will generate sufficient cash flow from operations, that currently anticipated cost savings and operating improvements will be realized on schedule or that future borrowings will be available to us under a new credit facility or otherwise in amounts sufficient to enable us to pay our indebtedness or to fund our other liquidity needs. As of September 30, 2001, we had approximately $51.7 million of short-term debt that we may be required to refinance or repay within the next twelve months. We may need to refinance all or a portion of our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our senior credit facility, on commercially reasonable terms or at all.

RESTRICTIVE COVENANTS IN OUR SENIOR CREDIT FACILITY COULD ADVERSELY AFFECT OUR BUSINESS BY LIMITING OUR OPERATING AND STRATEGIC FLEXIBILITY.

   Our senior credit facility contains restrictive covenants and also prohibits us from prepaying our other indebtedness. Our senior credit facility also requires us to maintain specified financial ratios. Our ability to meet those financial ratios can be affected by a deterioration in our operating results, as well as by events beyond our control, including economic conditions, and we cannot assure you that we will meet those ratios. In 2000 and 2001, we needed waivers of certain covenants under our senior credit facility and needed to amend the senior credit facility to change certain covenants. We may need to waive or amend covenants under our senior credit facility in the future, but cannot assure you that we will be able to obtain such waivers or amendments. A breach of any of these covenants, ratios or restrictions could result in an event of default under our senior credit facility and any of our other indebtedness that may be cross-defaulted to our senior credit facility. Upon the occurrence of an event of default under the senior credit facility or such other indebtedness, the lenders could terminate their commitment to lend and elect to declare all amounts outstanding under such indebtedness, together with accrued interest, to be immediately due and payable. If these lenders accelerate the payment of that indebtedness or foreclose on the collateral, we cannot assure you that our assets would be sufficient to repay in full that indebtedness and any other debt.


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                         Risks Related to Our Business

OUR BUSINESS MAY SUFFER FROM RISKS RELATED TO OUR RECENT ACQUISITIONS AND POTENTIAL FUTURE ACQUISITIONS.

   We cannot assure you that we will be able successfully to integrate our recent acquisitions and any future acquisitions, which could adversely impact our long-term competitiveness and profitability. The operations of our company have substantially changed over the last five years through the divestiture of our commodity paper products, forest products and corrugated packaging businesses and the acquisition of our existing specialty packaging operations. Substantially all of our existing specialty packaging operations were acquired within the last three years through a series of acquisitions. As part of our business strategy, over the next few years, we plan to expand our network of value-added packaging facilities, which are now located primarily in Europe, through the acquisition of complementary businesses in North America and to pursue smaller acquisitions, joint ventures or alliances in Europe, Asia and South America.

     The integration of our recent acquisitions and any future acquisitions will involve a number of risks that could harm our financial condition, results of operations and competitive position. In particular:

  . Our integration plan for our recent acquisitions assumes certain cost savings and other benefits based on analyses that involve assumptions as to future events, including the ease of transferring production to different facilities, assumed operating costs and competitive factors, as well as general business and industry conditions, many of which are beyond our control and may not materialize. Unforeseen factors may offset the estimated cost savings or other components of our integration plan in whole or in part. As a result, our actual cost savings may vary considerably, or be considerably delayed, compared to our estimates.

  . The integration process could disrupt the activities of the businesses that are being combined. The combination of the companies will require, among other things, coordination of administrative and other functions and consolidation of production capacity. Plant consolidation may strain our ability to deliver products of acceptable quality from consolidated facilities. We may experience attrition among the skilled labor force at the companies acquired in reaction to being acquired and in reaction to our consolidation of plants following the acquisition.

  . The execution of our integration plans may divert the attention of our management from operating our business.

  .  We may assume unanticipated liabilities and contingencies.

  . Future acquisitions could cause a reduction of our reported earnings because of the issuance of additional securities or debt, increased interest costs, goodwill write-offs and an increased income tax rate.

   With respect to our strategic plan to grow in part through acquisitions, we cannot assure you that we will be able to identify suitable acquisitions at acceptable prices or that we will have access to sufficient capital to take advantage of desirable acquisitions. We cannot assure you that our future acquisitions will have revenues, profits or productivity comparable to those of our recent acquisitions. Future acquisitions may require substantial capital. Although we expect to use borrowings under our senior credit facility to pursue these opportunities, we cannot assure you that such borrowings will be available in sufficient amounts or that other financing will be available in amounts and on terms that we deem acceptable. In addition, the senior credit facility imposes limitations on our ability to enter into acquisitions, alliances or joint ventures. Our financial performance and the conditions of the capital markets will affect the value of our common stock, which could make it a less attractive form of consideration for making acquisitions. If we cannot identify suitable acquisitions or if we cannot access sufficient capital to take advantage of such acquisitions, we may have to curtail our strategic plan for growth through acquisitions, which could limit our ability to achieve our targeted competitive strategic position and have a material adverse impact on our long-term success.

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OUR BUSINESS AND FINANCIAL PERFORMANCE MAY BE HARMED BY FUTURE INCREASES IN RAW
MATERIAL COSTS.

   The primary raw material for our paperboard packaging segment is paperboard, which is converted to make the walls of the packaging unit. The primary raw materials for our plastic packaging segment are raw polyethylene tetraphthalate ("PET") and high density polyetylene ("HDPE") plastic resins, which are converted to form plastic preforms, bottles, containers and closures. The primary raw materials used in our business are commodities that are subject to cyclical price fluctuations, which could harm our business. The cyclical nature of paperboard, HDPE and PET pricing presents a potential risk to our profit margins because we may not be able to immediately pass along price increases to our customers. Moreover, an increase in the selling prices for the products we produce, resulting from a pass-through of increased raw materials costs, could reduce the volume of units we sell and decrease our revenues.

COMPETITION IN SPECIALTY PACKAGING MARKETS COULD HARM OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

   Competition is intense in the paperboard and plastic packaging markets that we serve, both from large companies and from local and regional producers and converters. Some of these competitors have substantially greater resources than we do. This competition from existing paperboard and plastic packaging suppliers could harm our financial condition and results of operations.

   Additionally, we face the threat of increased competition in the future from new entrants from outside the packaging industry, as well as from existing packaging suppliers, because there are limited barriers to entry for supplying paperboard and plastic packaging to many of the end-use markets that we serve. Capital costs are low, and there are only moderate intellectual property and technological barriers. As a result, it is difficult for us to increase prices because, if we increase prices above a competitive level, customers can change to a new supplier.

   Our paperboard packaging and our plastic packaging segments also face competition from producers of packaging made from other materials that are suitable for packaging. Our paperboard packaging segment faces competition from producers of packaging using metals, foils and plastics, and our plastic packaging segment faces competition from producers of packaging using paperboard, foils and metals. The prices that we can charge for paperboard and plastic packaging are therefore constrained by the availability of substitutes such as metal and glass packaging.

   Because we compete in Europe with local manufacturers who have costs based in euros, we are at a competitive disadvantage when the U.K. pound sterling strengthens against the euro since our costs are denominated in U.K. pounds sterling.

IF WE FAIL TO MAINTAIN SATISFACTORY RELATIONSHIPS WITH OUR LARGER PACKAGING CUSTOMERS, OUR BUSINESS MAY BE HARMED.

   Generally we do not have long-term fixed quantity supply agreements with our main customers. Many of our larger packaging customers are multinational companies that purchase large quantities of packaging materials. Typically, major packaging customers centralize their purchasing on a pan-European basis and seek to obtain their packaging requirements from a limited number of sources to achieve maximum efficiency. Many of these companies are sophisticated purchasers with centralized procurement departments. They generally enter into supply arrangements through a tender process that solicits bids from several potential suppliers and selects the winning bid based on several attributes, including price and service. Generally the supply arrangements (usually for terms of one to five years) specify the terms of trade and service requirements for the period of the arrangement and some award sole or majority supply for specific classes of packaging products for the customer, but only to the extent the customer requires such products. The significant negotiating leverage possessed by many of our customers and potential customers limits our ability to negotiate supply arrangements with favorable terms and creates pricing pressure, reducing margins industry wide. We regularly submit bids for new business or renewal of existing business. The loss of one or more of our larger customers, or reduced orders by any of our larger customers, could harm our business and results of operations. Moreover,

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our customers may vary their order levels significantly from period to period, and customers may not continue to place orders with us in the future at the same levels as in prior periods. Because of the nature of our business, order backlogs are not large. In the event we lose any of our larger customers, it is unlikely that we will be able to rapidly replace that revenue source, which could harm our financial results.

OUR BUSINESS AND FINANCIAL PERFORMANCE MAY BE ADVERSELY AFFECTED BY DOWNTURNS IN THE TARGET MARKETS THAT WE SERVE.

   Demand for our specialty packaging products in the principal end-use markets we serve is primarily driven by consumer consumption of the products sold in the packages we produce, which is affected by general economic conditions. Our primary end-use markets are pharmaceuticals and healthcare; premium branded products, such as fine spirits, premium confectioneries, tobacco products, cosmetics and fragrances; food and household; multimedia and technology; agrochemicals and other specialty chemicals; and food and beverages. Downturns in these sectors could result in decreased demand for our products. In particular, our business has been adversely affected during periods of economic weakness by the general softness in these consumer markets. Our results could be adversely affected if the recent weakening of economic conditions continues or accelerates. These conditions are beyond our ability to control and have had, and may continue to have, a significant impact on our sales and results of operations.

   Land sales also may be negatively impacted by weakness in the general economy, which could cause land values to decline, either reducing our proceeds from sales or causing us to delay sales until market conditions improve, either of which could have an adverse effect on our revenues, margins and cash flows. We only recognize revenue from our land development segment upon sales of land; accordingly revenue from this segment is subject to variation between periods, which could have a significant impact on our revenues and margins.

WE MAY BE ADVERSELY AFFECTED BY SEASONAL SALES CYCLES.

   Demand for goods in several of our target end-use markets, including fine spirits, premium confectioneries, cosmetics and fragrances, is typically strongest during our third and fourth fiscal quarters due to the increase in orders placed in preparation for the year-end holiday and Easter shopping seasons. Demand for our paperboard packaging products from customers in these end-use markets is therefore typically strongest during the third and fourth fiscal quarters. We generally ship a majority of our paperboard packaging products to customers in these end-use markets in the third and fourth fiscal quarters. If these customers anticipate soft year-end holiday or Easter sales due to a general economic slowdown or poor consumer demand, this may result in reduced sales of our paperboard packaging products, which could have an adverse effect on our results of operations for that year. Although we typically generate EBITDA in each quarter of our fiscal year, we typically generate nearly all of our cash from operating activities in the second half, and use cash in operating activities during the first half of the year as a result of working capital needs. We define EBITDA as income from continuing operations before interest and taxes, plus depreciation and amortization and cost of timber harvested, adjusted to exclude restructuring/special charges, gains on sales of businesses in all periods and $2.6 million of nonrecurring transaction expenses in 2000. EBITDA includes other income. EBITDA is not necessarily comparable to similarly titled measures for other companies. Our borrowing needs are greatest in the first and second fiscal quarters due to reduced seasonal cash flow from our business.

WE CONDUCT A SUBSTANTIAL PORTION OF OUR OPERATIONS IN NON-U.S. COUNTRIES, AND OUR OPERATING RESULTS ARE HIGHLY DEPENDENT ON OUR NON-U.S. SALES AND OPERATIONS, WHICH EXPOSES US TO VARIOUS RISKS.

   We conduct a substantial portion of our operations in non-U.S. countries, which exposes us to risks from changes in the political, economic and financial environments in those countries. Sales to customers outside North America accounted for approximately 94% of pro forma net revenues during the twelve months ended July 1, 2001. In addition, one of our strategies for increasing our revenues depends on expansion into additional non-U.S. markets. Our non-U.S. sales and operations are subject to a variety of risks, including:

  .  difficulties in staffing and managing non-U.S. operations;

  .  inflexible labor markets and work rules;

  . fluctuations in currency exchange rates or imposition of currency exchange controls;

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  .  costs (such as labor, raw materials and equipment costs) that fluctuate along with currencies and general economic conditions in the countries in which we do business because such costs are denominated in non-U.S. currencies;

  . issues relating to uncertainties of laws and enforcement relating to the protection of intellectual property;

  . unexpected changes in trading policies and regulatory requirements, including export license requirements, trade barriers, tariffs and tax laws;

  .  duties and taxation issues;

  .  language and cultural differences;

  . general political and economic conditions and trends in these non-U.S. markets;

  . expropriation of assets, including bank accounts, intellectual property and physical assets, by non-U.S. governments;

  .  greater risk of uncollectible accounts; and

  .  longer collection cycles.

   Accordingly, we may not be able to successfully execute our business plan in non-U.S. markets. If we are unable to achieve anticipated levels of revenues from our non-U.S. operations, our revenues and profitability will decline.

WE ARE SUBJECT TO MANY ENVIRONMENTAL LAWS AND REGULATIONS THAT REQUIRE SIGNIFICANT EXPENDITURES FOR COMPLIANCE AND REMEDIATION EFFORTS, AND CHANGES IN THE LAW COULD INCREASE THOSE EXPENSES AND ADVERSELY AFFECT OUR OPERATIONS.

   Compliance with the environmental requirements of international, U.S. federal, state and local governments significantly affects our business. Among other things, these requirements regulate the discharge of materials into the water, air and land and govern the use and disposal of hazardous substances. Under environmental laws, we can be held strictly liable for hazardous substance contamination of any real property we have ever owned, operated or used as a disposal site or for natural resource damages associated with such contamination. We have a policy of assessing real property for environmental risks prior to purchase. We regularly make capital and operating expenditures to stay in compliance with environmental laws. Despite these compliance efforts, risk of environmental liability is part of the nature of our business. We cannot assure you that environmental liabilities, including compliance and remediation costs, will not have a material adverse effect on us in the future. In addition, future events may lead to additional compliance or other costs that could have a material adverse effect on our business. Such future events could include changes in, or new interpretations of, existing laws, regulations or enforcement policies; additional information or facts surfacing with respect to existing investigations; or further investigation of the potential health hazards of certain products or business activities.

   The subsidiary that comprised our former tissue segment has been identified by the U.S. federal government and the State of Wisconsin as a potentially responsible party with respect to possible natural resource damages and Superfund liability in the Fox River and Green Bay System in Wisconsin. In connection with the disposition of the assets of that subsidiary, we retained liability for, and the third party indemnity rights associated with, the discharge of PCBs and other hazardous materials in the Fox River and Green Bay System. In connection with the sale of our former West Point, Virginia pulp and paper mill, we have an indemnification obligation to the purchaser with regard to notices of alleged environmental violations issued by the United States Environmental Protection Agency and the Commonwealth of Virginia Department of Environmental Quality in April 1999. For additional information regarding these environmental matters, and other potential environmental matters that could affect us, see "Business--Legal and Environmental Matters."

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WE DEPEND ON CERTAIN KEY PERSONNEL, AND THE LOSS OF ANY KEY PERSONNEL MAY
SERIOUSLY HARM OUR BUSINESS.

   Our future success depends in large part on the continued service of our key technical and management personnel and on our ability to continue to attract and retain qualified employees, particularly those highly skilled employees involved in the design and manufacture of existing products and the development of new products and processes. The competition for such personnel is intense, and the loss of key employees could harm our business.

OUR HISTORICAL FINANCIAL INFORMATION MAY BE OF LIMITED RELEVANCE.

   The historical financial information included in this exhibit and previously filed with the SEC does not give effect to various significant acquisitions that we have made in the last several years prior to their date of acquisition. Although the pro forma financial information in this exhibit gives effect to these acquisitions as if they had occurred at the beginning of each period presented, it does not purport to represent what our results of operation, financial position and cash flows would have been had the acquired companies been part of our company during the periods presented, or what our future results of operation, financial position and cash flows will be. In addition, we have discontinued a substantial portion of our historical operations, all of which are reflected as discontinued operations in our financial statements. As a result of these significant events, you may have difficulty evaluating our current or anticipated operating results based on our historical results of operations.

FUTURE GOVERNMENT REGULATIONS AND JUDICIAL DECISIONS AFFECTING THE PACKAGING WE PRODUCE OR THE PRODUCTS SHIPPED IN THE PACKAGING WE PRODUCE COULD SIGNIFICANTLY REDUCE DEMAND FOR OUR PACKAGING PRODUCTS.

   Government regulations and judicial decisions that affect the packaging we produce or the products shipped in the packaging we produce could significantly reduce demand for our packaging products. Tobacco products have increasingly been subject to litigation and regulation throughout the world. Consumer demand for tobacco products has declined in some countries as a result, and if demand for tobacco products continues to decline and/or begins to decline in other countries, our sales of tobacco packaging could be adversely affected. For example, proposed European Union legislation could limit the tar and nicotine levels of tobacco products produced in Europe, even if manufactured for export. Future legislation could also limit the use of secondary packaging, such as limiting the sale of bottles of fine spirits in paperboard boxes. If such legislation becomes law, it could significantly reduce demand for many of our paperboard packaging products and adversely affect our sales.

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        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

   The unaudited pro forma financial statements give effect to the following acquisitions that occurred during 2000 and the financing of such acquisitions as described below (the "Acquisitions") as if they had occurred on January 1, 2000:

  (1) Boxmore International PLC, acquired in February 2000 and accounted for using the purchase method of accounting and a purchase price equal to $319.0 million, paid for in cash of $234.0 million and the issuance of $85.0 million of unsecured loan notes;

  (2) First Carton Group Limited, acquired in October 2000 and accounted for using the purchase method of accounting and a purchase price equal to $69.0 million, paid for in cash of $52.8 million from borrowings under our senior credit facility, and the issuance of $16.2 million of unsecured loan notes;

  (3) Lithoprint Holdings Limited, acquired in September 2000 and accounted for using the purchase method of accounting and a purchase price equal to $5.4 million, paid for in cash from borrowings under our senior credit facility; and

  (4) Green Printing Company, Inc., acquired in March 2000 and accounted for using the purchase method of accounting and a purchase price equal to $30.0 million, paid for in cash.

   The financial position and results of operations as of and for the six month period ended July 1, 2001, reflect the effects of these Acquisitions; therefore, separate pro forma financial information as of and for the six month period ended July 1, 2001, has not been presented. For pro forma presentation, the historical statements of the non-U.S. businesses acquired have been adjusted to conform to accounting principles generally accepted in the United States of America. The pro forma data does not give effect to synergies and cost savings expected to occur due to the Acquisitions. The unaudited pro forma condensed consolidated statements of operations are presented for illustrative purposes only and are not intended to be indicative of actual results that may have been achieved had the transactions occurred as of the dates indicated above nor do they purport to indicate results that may be attained in the future. These unaudited pro forma financial statements should be read in conjunction with our historical consolidated financial statements, unaudited interim consolidated financial statements and the related notes to those financial statements.

   In January 2001, we announced our plans to sell the principal businesses included in our former merchandising and specialty packaging segment. On March 2, 2001, we sold our 5 percent equity interest in the Tissue JV to G-P, which comprised the remainder of our former tissue segment. The former merchandising and specialty packaging segment and the former tissue segment are both accounted for as discontinued operations; therefore, separate pro forma financial information reflecting the dispositions is not provided. We used the cash proceeds from the sales of our discontinued operations to reduce long-term debt. We also plan to use the proceeds from the sale of the remaining discontinued operations to pay down debt. See our historical consolidated financial statements and unaudited interim financial statements and the related notes to those financial statements for further details on discontinued operations.

                             CHESAPEAKE CORPORATION
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                       Six months ended July 2, 2000
                              -------------------------------------------------
                                      Historical
                              ---------------------------
                              Chesapeake                   Pro Forma     Pro
(in millions, except per      Corporation Acquisitions(1) Adjustments  Forma(2)
share amounts)                ----------- --------------- -----------  --------
Net sales....................   $294.5        $108.4                    $402.9
Cost of products sold........    234.3          87.3         $(0.6)(3)   321.0
Selling, general and
 administrative expenses.....     43.6          12.7           2.1 (4)    58.4
                                ------        ------         -----      ------
  Operating income...........     16.6           8.4          (1.5)       23.5
Other income, net............      0.8           0.5                       1.3
                                ------        ------         -----      ------
  Income from continuing
   operations before interest
   and taxes.................     17.4           8.9          (1.5)       24.8
Interest expense, net .......     10.1           3.5           6.8 (5)    20.4
Income tax expense
 (benefit)...................      1.6           1.1          (2.3)(6)     0.4
                                ------        ------         -----      ------
  Income from continuing
   operations................   $  5.7        $  4.3         $(6.0)     $  4.0
                                ======        ======         =====      ======
Income from continuing
 operations per share:
  Basic......................   $ 0.34                                  $ 0.24
  Diluted....................     0.34                                    0.24
Weighted-average number of
 common shares:
  Basic......................     16.5                                    16.5
  Diluted....................     16.8                                    16.8
                                        Year ended December 31, 2000
                              -------------------------------------------------
                                      Historical
                              ---------------------------
                              Chesapeake                   Pro Forma     Pro
                              Corporation Acquisitions(1) Adjustments  Forma(2)
                              ----------- --------------- -----------  --------
Net sales....................   $654.7        $146.6                    $801.3
Cost of products sold........    508.3         116.6         $(0.8)(3)   624.1
Selling, general and
 administrative expenses.....     99.0          16.5           2.7 (4)   118.2
Restructuring/special
 charges.....................      7.7                                     7.7
                                ------        ------         -----      ------
  Operating income...........     39.7          13.5          (1.9)       51.3
Other income, net............      6.0           0.5                       6.5
                                ------        ------         -----      ------
  Income from continuing
   operations before interest
   and taxes.................     45.7          14.0          (1.9)       57.8
Interest expense, net .......     28.1           4.7           8.4 (5)    41.2
Income tax expense
 (benefit)...................      6.4           2.0          (2.4)(6)     6.0
                                ------        ------         -----      ------
  Income from continuing
   operations................   $ 11.2        $  7.3         $(7.9)     $ 10.6
                                ======        ======         =====      ======
Income from continuing
 operations per share:
  Basic......................   $ 0.71                                  $ 0.67
  Diluted....................     0.70                                    0.66
Weighted-average number of
 common shares:
  Basic......................     15.8                                    15.8
  Diluted....................     16.0                                    16.0

                             CHESAPEAKE CORPORATION

        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1. Except for the acquisition of Boxmore, pro forma financial information with respect to the Acquisitions included in these pro forma condensed consolidated financial statements was not required by Regulation S-X to be presented on a pro forma basis, individually or in the aggregate. Pro forma financial information with respect to the Boxmore acquisition was provided in a current report on Form 8-K, filed with the SEC on March 8, 2000, as amended on May 5, 2000. Historical net sales for Boxmore through the acquisition date were $33.6 million for the six months ended July 2, 2000, and the year ended December 31, 2000. Historical operating income for Boxmore through the acquisition date was $2.0 million for the six months ended July 2, 2000, and the year ended December 31, 2000.

2. Other financial data (in millions):

                                         Six Months Ended        Year Ended
                                           July 2, 2000      December 31, 2000
                                       -------------------- --------------------
                                       Historical Pro Forma Historical Pro Forma
                                       ---------- --------- ---------- ---------
       Depreciation...................   $21.4      $26.8     $ 41.5    $ 48.3
       Amortization...................     3.7        6.2       11.7      14.7
       EBITDA.........................    45.1       60.4      109.2     131.1

   We define EBITDA as income from continuing operations before interest and taxes, plus depreciation and amortization and cost of timber harvested, adjusted to exclude restructuring/special charges, gains on sales of businesses in all periods and $2.6 million of nonrecurring transaction expenses in 2000. EBITDA includes other income. EBITDA is presented because we believe it is a useful indicator of our ability to meet debt service and capital expenditure requirements while excluding nonrecurring items. It is not, however, intended as an alternative measure of operating results or cash flow from operations as determined in accordance with generally accepted accounting principles. EBITDA is not necessarily comparable to similarly titled measures for other companies.

3. This adjustment reflects a decrease in depreciation resulting from a decrease in the book value of property, plant and equipment of the Acquisitions to reflect the appraised value. Depreciation for financial reporting purposes is computed principally by the straight-line method over the estimated useful life of the asset, which ranges from 10 to 40 years for buildings and improvements and generally 5 to 20 years for machinery and equipment.

4. This adjustment increases selling, general and administrative expenses to reflect the amortization of the excess of the consideration paid for the Acquisitions over the net asset value of the Acquisitions ("goodwill") using a straight-line method over an assumed life of forty years. The purchase price for the Acquisitions was allocated as follows (in millions):

       Working capital................................................. $  19.6
       Property plant and equipment....................................   176.8
       Goodwill........................................................   370.7
       Long-term debt..................................................  (128.9)
       Other long-term liabilities.....................................   (14.8)
                                                                        -------
         Total......................................................... $ 423.4
                                                                        =======

5. This adjustment represents net interest costs on all funds used and debt incurred for the purchases of the Acquisitions.

6. The effective income tax rate for pro forma pretax income from continuing operations excluding restructuring/special charges and $2.6 million of nonrecurring transaction expenses for the year ended December 31, 2000, is estimated to be 43%, which is consistent with Chesapeake's historical rate for continuing operations for the same period.

                                    BUSINESS

Business Overview

   We are a leading international supplier of specialty value-added paperboard packaging products, and we are also a leading supplier of plastic packaging products to niche markets. We focus on specific end-use markets, where our multinational customers demand creative packaging designs and desire broad geographic coverage from their packaging supplier. Within those markets, the services and process capabilities we offer enable us to provide additional value to our customers and achieve higher operating margins. We operate in two core business segments:

  . Paperboard Packaging. Our paperboard packaging segment designs and manufactures folding cartons, leaflets, labels and other value-added paperboard packaging products. Our primary end-use markets are pharmaceuticals and healthcare; premium branded products (such as fine spirits, premium confectioneries, tobacco products, cosmetics and fragrances); food and household; and multimedia and technology. We believe that we are the leading European supplier, based on sales, of paperboard packaging products within several of our end-use markets, including pharmaceuticals and healthcare, fine spirits and premium confectioneries. For the 12 months ended July 1, 2001, our paperboard packaging segment produced pro forma revenues and earnings before interest and taxes ("EBIT") of $662.3 million and $61.5 million, respectively, and accounted for 84.6% of our pro forma net sales.

  . Plastic Packaging. Our plastic packaging segment designs and manufactures plastic containers, bottles, preforms and closures. Our primary end-use markets are agrochemicals and other specialty chemicals; beverages; and pharmaceuticals and healthcare. We believe our plastic packaging segment holds leadership positions within several sectors of our end-use markets, including HDPE bottles for the Irish dairy market and PET bottles and preforms for soft drink markets in South Africa and the United Kingdom. For the 12 months ended July 1, 2001, our plastic packaging segment produced revenues and EBIT of $101.9 million and $7.0 million, respectively, and accounted for 13.0% of our pro forma net sales.

   We also have a land development business segment that currently holds approximately 27,000 acres of real estate in Virginia. Our land development segment plans to sell this land over the next several years. For the 12 months ended July 1, 2001, our land development segment produced revenues and EBIT of $18.9 million and $13.4 million, respectively, and accounted for 2.4% of our pro forma net sales.

   Historically, we were a manufacturer of commodity paper products, forest products and corrugated packaging products, with operations located primarily in the United States. As a result of our recent strategic transformation, discussed below, we have exited these businesses, and now supply value-added paperboard and plastic packaging products from a network of 43 paperboard packaging facilities in Europe and North America, and 7 plastic packaging facilities in Europe, Africa and Asia. Over the next several years, we plan to expand our ability to meet the global demands of our multinational customer base by adding complementary business platforms in the United States and developing markets in Asia and South America while continuing to expand on a limited basis in Europe.

Business History and Recent Strategic Transformation

   Chesapeake was founded in 1918 in West Point, Virginia, where we operated a kraft pulp and paper mill. Through the years, we expanded into several commodity paper products, forest products and corrugated packaging businesses. Our common stock has been listed on the New York Stock Exchange since 1944.

   In the mid-1990s, our management and board of directors recognized that our commodity-based businesses were competing in increasingly consolidating, capital intensive and cyclical markets. Seeking to increase shareholder value, we embarked on a new strategic direction. Beginning with the sale of the West Point pulp and paper mill in 1997, we divested our commodity paper products, forest products and corrugated packaging businesses, and invested the sale proceeds in several acquisitions that have transformed our company into a value-added paperboard and plastic packaging products leader with a focus on specific end-use markets. Our principal acquisitions included:

  . Field Group plc, acquired in March 1999, a leading European paperboard packaging company headquartered in England.

  . Boxmore, acquired in February 2000, a paperboard and plastic packaging company headquartered in Northern Ireland.

  . First Carton, acquired in October 2000, a paperboard packaging supplier focused on the premium branded food, confectionery and fine spirits markets.

   Our other recent acquisitions included: Field Group's acquisitions of Berry's (Holding) Limited, one of Ireland's largest suppliers of printed pharmaceutical leaflets, in May 1999, Lithoprint Holdings, a Scottish supplier of wet-applied labels and commercial printing, in September 2000, and the in-house carton printing operations of British American Tobacco in Bremen, Germany, in January 2001; and Chesapeake's acquisition of Green Printing, a specialty packaging producer and printer in Lexington, North Carolina, in March 2000.

   In January 2001, we announced plans to sell the principal businesses that were included in our former merchandising and specialty packaging segment, which has been accounted for as a discontinued operation. The businesses that made up this segment were:

  . Chesapeake Display and Packaging Company, which designed, manufactured, assembled and packed temporary and permanent point-of-purchase displays.

  . Consumer Promotions International, Inc., which designed, manufactured and assembled permanent point-of-purchase displays.

  . Chesapeake Packaging Co. which designed and manufactured corrugated shipping containers and other corrugated packaging products.

  . Our 46% interest in Color-Box, LLC, a joint venture with G-P, which designs and manufactures litho-laminated corrugated packaging.

   We completed the sales of Chesapeake Packaging Co. in May 2001, the U.S. display assets of Chesapeake Display and Packaging Company in July 2001, a 27% interest in Color-Box, LLC in July 2001, Consumer Promotions International, Inc. in October 2001, and substantially all of the remaining assets of Chesapeake Display and Packaging Company in October 2001. The cash portion of the net proceeds from these sales of approximately $166 million was used to repay debt. We have agreed to sell our remaining 19 percent interest in Color-Box, LLC in the fourth quarter of 2001. We expect that the cash portion of the net proceeds of this sale, estimated to be approximately $24 million, plus dividends through closing, will also be used to repay debt.

   On March 2, 2001, we sold our 5% equity interest in the Tissue JV to G-P. The Tissue JV was included in our former tissue segment, which is also accounted for as a discontinued operation.

   The sales of our discontinued operations are now substantially complete. We used the net proceeds of the 2001 divestitures to reduce debt, which should provide additional financial flexibility for us to pursue strategic growth opportunities. Over the next few years, we plan to expand our network of value-added packaging production facilities, which are now located primarily in Europe, through the acquisition of complementary businesses in North America. We also intend to pursue smaller acquisitions, joint ventures or alliances in Europe, Asia and South America to provide geographical balance and to satisfy our multinational customers' desire for broad geographic coverage from their packaging supplier.

   In 2000, our pro forma net sales from continuing operations, by geographic market where our products were manufactured or services rendered, were:

   (dollars in millions)

                                                  Pro Forma       Percent of
   Geographic Region                             Net Sales(1) Consolidated Sales
   -----------------                             ------------ ------------------
   United Kingdom...............................    $497.1            62%
   France.......................................      74.3             9
   Germany......................................      55.1             7
   United States................................      47.2             6
   Ireland......................................      46.7             6
   Belgium......................................      39.4             5
   South Africa.................................      24.1             3
   Spain........................................      10.7             1
   Other........................................       6.7             1
                                                    ------           ---
                                                    $801.3           100%
                                                    ======           ===

--------
(1) Pro forma net sales from continuing operations reflect all acquisitions and divestitures that occurred during 2000 as if they had occurred at the beginning of 2000. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

   Approximately 70% of our pro forma net sales from continuing operations in 2000 were made to the end-use markets that we have targeted. In 2000, our pro forma consolidated net sales from continuing operations by end-use market were:

   (dollars in millions)

                                                  Pro Forma       Percent of
   End-Use Market                                Net Sales(1) Consolidated Sales
   --------------                                ------------ ------------------
   Pharmaceuticals/Healthcare...................    $216.4            27%
   Food/Beverage................................     200.3            25
   Tobacco......................................      96.2            12
   Premium Confectionery........................      80.1            10
   Fine Spirits.................................      56.1             7
   Cosmetics....................................      48.1             6
   Agrochemicals/Specialty Chemicals............      32.1             4
   Multimedia/Technology........................      24.0             3
   Land Development.............................      16.0             2
   Other........................................      32.0             4
                                                    ------           ---
                                                    $801.3           100%
                                                    ======           ===

--------
(1) Pro forma net sales from continuing operations reflect all acquisitions and divestitures that occurred during 2000 as if they had occurred at the beginning of 2000. See "Unaudited Pro Forma Condensed Consolidated Financial Information."

Industry Overview

   Paperboard Packaging

   The paperboard packaging industry manufactures and sells corrugated products, folding cartons and rigid fiber boxes. Our paperboard packaging segment competes primarily in the folding carton segment of the industry.

   Folding carton packaging is used to package various consumer products such as pharmaceuticals, cosmetics, tobacco products, hardware, DVD and compact discs, confectioneries, food products and beverages. Folding cartons do not include corrugated "brown boxes," which are typically used for shipping and transportation of products in bulk. Folding cartons generally serve the dual purpose of protecting non-durable goods during shipping and distribution, and attracting consumer attention to the product at retail. As printing technologies have continued to improve, the marketing function of folding cartons has become increasingly important, as consumer products companies rely more heavily on the retail promotional value of product packaging.

   Folding cartons are made from several grades of paperboard, including folding boxboard. The paperboard used in folding cartons must meet specific quality and technical standards for: bending, creasing, scoring and folding without breaking or cracking; stiffness and resistance to bulging; ink absorption; and surface smoothness for printing, embossing or laminating. Historically, folding boxboard has been one of the paperboard grades used most frequently by the folding carton industry, because of its superior strength and appearance and because it provides one of the best surfaces for high-quality printing. The paperboard used in folding cartons is typically die-cut, printed and shipped flat from folding carton plants to manufacturer customers, where the cartons are then assembled and filled on production lines.

   Vertical integration is less common in the folding carton industry than in other paper-based packaging markets, such as corrugated containers. In part, this reflects the lower-volume, higher value-added nature of the folding carton business, but also the need of most folding carton producers to utilize various different grades of paperboard. As a result, many of the largest folding carton companies do not manufacture the paperboard they use as raw materials.

   Our folding carton operations are located primarily in Europe. The European folding carton industry is approximately a $7.6 billion market composed of several types of suppliers: pan-European companies serving global customers; regional firms addressing select products at the country level; and local businesses specializing in niche product categories. None of the major European packaging suppliers commands a dominant pan-European market position, although certain competitors may dominate particular geographic areas or market niches.

   In Europe, folding cartons are generally used as packaging for non-durable consumer goods in markets characterized by relatively stable demand, with food and beverage products representing approximately 60% of product volume. Within the European folding carton market, Germany accounts for the largest percentage of consumption (19%), followed by the United Kingdom (18%), France (17%), Italy (15%) and Spain (9%).

   The European folding carton market is fragmented and highly competitive. Producers generally differentiate their products and services based on design capabilities, print quality and, increasingly, the ability to service pan-European requirements. The end-use markets served by most folding carton producers vary widely in terms of technical requirements, product pricing and growth rates.

   We expect European folding carton industry shipments to grow by about 1% annually for the foreseeable future. However, we expect certain subsegments of the market, such as pharmaceuticals and healthcare, and multimedia and technology, to grow at faster rates. See "--Business Strategy."

   Plastic Packaging

   The plastic packaging industry manufactures and sells plastic bottles, containers and closures, films and sheets. We compete in the plastic bottles, containers and closures segment of the industry.

   Plastic bottles, containers and closures are used to store, transport, preserve and dispense a wide variety of food, beverage and other consumer and industrial products. Manufacturers consider a number of variables in evaluating whether plastic containers should be used for a particular packaging application. These include cost, compatibility with the intended contents, shelf life, flexibility of size, handling characteristics, filling and closing speeds, processing reactions, impermeability, dent and tamper resistance and consumer preferences. Plastic's penetration of traditional glass, paperboard and metal packaging applications is driven by its advantages such as clarity, weight, strength, shatter resistance, barrier properties and ease of opening and dispensing.

   Nondurable goods industries consume the majority of plastic packaging products, with beverages and food being the largest markets. Other important packaging markets include pharmaceuticals and healthcare products, personal care items and chemical products. Factors which influence plastic packaging demand include consumer spending, population growth, technological advancements in packaging materials, environmental and regulatory concerns, international trade patterns and packaging product development. The popularity of smaller sized bottles in markets ranging from soft drinks to healthcare products has also generated volume growth.

   HDPE is heavily used for milk, chilled juice and bulk water packaging, because of the resin's processing ease, moderate cost and suitable barrier properties. PET dominates most other bottling applications, because of its clarity, barrier characteristics, availability in multiple sizes, design flexibility, competitive pricing and ability to be resealed. Markets for HDPE bottles and containers are relatively mature, with the resin having already supplanted competitive packaging materials in applicable consumer applications. PET bottles are expected to continue to supplant glass bottles and aluminum cans in soft drink and water markets. As a result, PET is expected to exhibit faster growth, based on the above-average growth prospects for the various applications in which the resin is used.

   Plastic containers are generally produced close to their source of demand. Suppliers range from large multinational and multi-product companies to small manufacturers operating in a single market or geographic niche.

Competitive Strengths

   Competition is intense in the markets served by our paperboard packaging and plastic packaging segments both from large companies and from local and regional producers. We compete by differentiating ourselves through product design, process capabilities, operational competence and a focus on customer service.

   We believe that our competitive strengths include:

  . Leading positions in targeted higher-growth, higher-margin markets. We are the leading European supplier of paperboard packaging for pharmaceutical and healthcare products, and a leading supplier for premium branded consumer products including fine spirits and premium confectioneries. In addition, our plastic packaging segment is a supplier of HDPE fluorinated barrier containers for niche agrochemicals and other specialty chemicals and fluids markets. We focus on these markets because we believe they offer more growth opportunities, and because our value-added services, creative packaging solutions and specialized manufacturing techniques enable us to achieve higher operating margins than in commodity packaging markets.

  . Sophisticated design and manufacturing capabilities. Our sophisticated structural and creative package design skills, and significant experience in manufacturing complex package designs, are important competitive strengths. For example, we are a leading European designer and supplier of creative paperboard packaging that supports the brand images of internationally recognized branded products. For these customers, our design skills and ability to manufacture packaging that incorporates design and construction features with intricate graphic and embossed detailing is an important part of marketing their products. Similarly, our pharmaceutical and healthcare customers rely on our ability to provide both regulatory and marketing information in attractive and functional paperboard packaging, while meeting stringent standards for quality and text integrity. In our plastic packaging segment, our technical expertise and experience relating to in-line fluorinated blow-molding of HDPE barrier containers is an important competitive strength.

  . Full range of printing processes and a one-stop-shop approach to customers' paperboard packaging needs. We offer our customers a full range of print processes, special finishes and effects, many of which are technically challenging, and a one-stop-shop approach to their paperboard packaging needs. For example, we offer integrated text for leaflets and labels to complement folding carton applications, which is a competitive strength with customers in several end-use markets, including pharmaceuticals and healthcare, cosmetics, and multimedia and technology. This one-stop-shop approach allows our customers to reduce the number of suppliers they use, simplify their packaging procurement and maintain strict quality control.

  . Broad geographic manufacturing network offering pan-European service. We supply value-added paperboard and plastic packaging products throughout the world from a network of 43 paperboard packaging facilities in Europe and North America, and 7 plastic packaging facilities in Europe, Africa and Asia. Our facilities are generally located in close proximity to our largest customers. We offer a pan-European supply network in many of our end-use markets, meeting our customers' needs for reduced delivery times and flexibility in both order size and geography.

   Both of our core business segments also compete based on their established reputations for quality and innovation, and strong, long-term customer relationships.

Business Strategy

   Our objective is to increase our cash flow and profitability by pursuing internal and external growth within specific end-use markets, and by continuing to improve our operating efficiency.

   Internal Growth. We are focused on providing value-added paperboard and plastic packaging products to specific end-use markets, which are characterized by higher growth potential and lower cyclicality than commodity packaging markets. In particular, we focus on markets where we believe we possess and can sustain competitive strengths through our ability to deliver creative packaging designs, and where the services and process capabilities we offer enable us to satisfy our customers' special packaging requirements. These markets include:

  . Markets that offer higher growth potential--pharmaceutical and healthcare; multimedia and technology. We believe that global demand for pharmaceutical and healthcare products packaging will grow significantly over the next decade, as a result of global population growth, an aging population in industrialized countries, new drug technology and new regulatory requirements. As the leading supplier of pharmaceutical and healthcare paperboard packaging in Europe, and as a supplier of plastic packaging for pharmaceutical and healthcare products, we expect to benefit from this market growth. We also intend to increase our share of this market by offering a comprehensive range of paperboard packaging, leaflets and labels to pharmaceutical and healthcare customers for global distribution.

     We believe that the worldwide market for computer equipment, peripherals and software packaging will also grow significantly in the future. We supply folding carton packaging and printed materials associated with these products, such as software packages, labels, manuals and instruction kits. Our current customers include several market leaders in the technology industry, and we plan to expand our position as a supplier for this global market.

  . Markets where brand positioning and differentiation are important-- premium branded products; over-the-counter pharmaceuticals and healthcare. We are a leading European supplier of creative paperboard packaging that supports the brand images of internationally recognized consumer products, such as fine spirits, premium confectioneries, tobacco products, cosmetics and fragrances. For these products, packaging is a significant element of the marketing effort to differentiate and position the products for sale at particular price points. Accordingly, our customers demand increasingly sophisticated structural designs and specialized high-graphic-content packaging. These customers devote a substantial portion of their marketing efforts to packaging, because packaging is a relatively small percentage of the retail price of the product sold. Brand leaders in these markets value our ability to provide sophisticated creative and structural designs, intricate graphic and embossed details, and value-added service enhancements. These process capabilities have led several international manufacturers of premium branded products to designate us as their sole or primary packaging supplier. Many manufacturers of premium branded products also rely on us to create and supply the packaging for their product range extensions or geographic market expansions, which we believe will continue to generate additional growth opportunities for us.

  . Markets that have special packaging requirements--pharmaceuticals and healthcare; agrochemicals and other specialty chemicals. We are a market leader in several of our target end-use markets that have special packaging requirements. In our paperboard packaging segment, our pharmaceutical packaging plants comply with the Pharmaceutical Supplier Code of Practice, and individual plants are accredited by their respective pharmaceutical customers, reflecting our ability consistently to satisfy the stringent quality standards of our customers. As a result of our ability to provide innovative packaging solutions (such as special features designed to prevent counterfeiting of prescription drugs and custom dose "patient packs"), together with leaflets and labels, often in multiple languages, we are the largest supplier of pharmaceutical and healthcare packaging in Europe. In our plastic packaging segment, our proprietary process for blow molding of fluorinated HDPE barrier containers has helped us to achieve a significant position in the European market for such containers.

   External Growth. Over the next few years, we plan to expand our network of value-added paperboard and plastic packaging facilities, which are now located primarily in Europe, through the acquisition of complementary businesses in North America which are focused on the same end-use markets. We also intend to pursue smaller acquisitions, joint ventures or alliances in Europe, Asia and South America to provide geographical balance and to satisfy our multinational customers' desire for broad geographic coverage from their packaging supplier. See "Risk Factors--Risks Related to Our Business--Our business may suffer from risks related to our recent acquisitions and potential future acquisitions."

   Improved Operating Efficiency and Profitability. We are focused on improving the operating efficiency and profitability of our businesses. Over the past 18 months, we have integrated the operations of Field Group, Boxmore and First Carton, together with those of several smaller specialty packaging acquisitions. We have consolidated the sales, marketing and administrative functions of these businesses, which we expect will result in reduced overhead, purchasing synergies and a more effective sales and marketing effort. In addition, we are in the process of rationalizing manufacturing facilities. We have closed or expect to close a total of three redundant or underutilized paperboard packaging facilities in 2000 and 2001, and expect further rationalization of facilities over the next 24 months. We believe that improving our efficiency will enhance our competitive position, enabling us to retain or increase our market share while improving cash flow. See "2001 Restructuring Charge."

Paperboard Packaging

   Our paperboard packaging segment consists primarily of: Field Group, acquired in March 1999; the paperboard packaging operations of Boxmore, acquired in February 2000; Green Printing, acquired in March 2000; and First Carton, acquired in October 2000. These operations have been consolidated for accounting purposes since their respective acquisition dates.

   Using Field Group as our platform for growth in this segment, we have integrated the operations of Field Group, Boxmore and First Carton, together with those of our other smaller specialty packaging acquisitions in 2000 and 2001. We have consolidated the sales, marketing and administrative functions of these businesses, which we expect will result in reduced overhead, purchasing synergies and a more effective sales and marketing effort. In addition, we are in the process of combining and rationalizing manufacturing facilities in this segment. We have closed or expect to close a total of three redundant or underutilized facilities in 2000 and

2001, and expect further rationalization of facilities in this segment over the next 12 months. See "2001 Restructuring Charge."

   Products and Markets

   We specialize in the design and production of folding cartons, printed leaflets, labels and other value-added paperboard packaging products. We focus on specific end-use markets where our multinational customers demand creative packaging designs and desire a broad geographic presence from their packaging supplier. We compete in the high end of these markets, where value-added services and creative packaging solutions enable us to achieve higher operating margins. As a result, we believe that we have the highest sales value per ton among the leading competitors in the European folding carton market.

   Our primary end-use markets are:

  .  pharmaceuticals and healthcare;

  . premium branded products, such as fine spirits, premium confectioneries, tobacco products, cosmetics and fragrances;

  .  food and household; and

  .  multimedia and technology.

   Pharmaceutical and Healthcare. We are the leading European supplier of pharmaceutical and healthcare paperboard packaging. Our network of 22 dedicated pharmaceutical and healthcare packaging plants in 7 European countries offers pan-European manufacturing and distribution of folding cartons, labels and leaflets for a wide range of products, including: prescription medicines; over-the-counter medicines; healthcare products such as vitamins and contact lens solutions; quasi-medicinal products such as cold cures; and toiletries such as toothpaste, bath foam, shower gel, shaving foam, deodorants, soaps and fragrances. In this sector, manufacturers utilize a variety of packaging materials, many of which incorporate folding cartons, leaflets and labels in a complete package for retail sale. For example, pills may be packaged in blister packs or in glass or plastic bottles, each of which may be placed with a leaflet in a folding carton, while toothpaste may be packaged in a collapsible tube inside a folding carton.

   Pharmaceutical manufacturers are increasingly demanding more comprehensive design services, reduced delivery times, more flexibility in order size and broader geographic coverage from their packaging suppliers. We have responded to these trends by providing pan-European service through a network of dedicated pharmaceutical and healthcare packaging plants, many of which are located in close proximity to their principal customers.

   We believe that we have substantial competitive strengths in our target pharmaceutical and healthcare markets. Our ability to satisfy stringent quality standards and to offer a single-source pan-European solution for pharmaceutical packaging, as well as leaflets and labels, should be increasingly attractive to drug companies. We believe our ability to satisfy all of the folding carton, leaflet and label needs of our pharmaceutical customers will also become increasingly important, as governmental agencies in Europe require increasing amounts of information on leaflets and labels in multiple languages. In addition, our design and manufacturing capabilities and experience should assist pharmaceutical companies in responding to requirements that consumer-friendly packaging, such as custom dose "patient packs," be used for pharmaceutical products.

   We work closely with drug manufacturers to design special packaging features to prevent counterfeiting of prescription drugs. Our experience in designing high-graphic content packaging for premium branded products provides us with a competitive advantage when we work with drug manufacturers to design new packaging for prescription drugs that are moving "off patent" to the over-the-counter market.

   Pharmaceutical packaging is produced on a segregated production line under strict security because of the possibility of serious damage to health if pharmaceutical products are contaminated or incorrectly labeled. All of our facilities have ISO 9000 Series quality certification and, where appropriate, comply with the Pharmaceutical Supplier Code of Practice.

   We expect that the pharmaceutical and healthcare packaging market in Europe will continue to exhibit annual growth at a rate of approximately 3%. This growth is primarily driven by new product launches, an increasing use of lifestyle drugs, such as Viagra(R), an aging population, and an increased focus on total patient costs which is increasing government budgets for home delivery of drugs. Further growth in Europe is being driven by legislation regarding patient information (such as leaflets and labels), increased over-the-counter drug sales, more pre-packaged dispensing and an increase in the variety of available drugs.

   Products of our pharmaceutical and healthcare division are distributed throughout Europe to the manufacturing plants of our customers, for ultimate sale throughout the world. Our principal pharmaceutical and healthcare customers include Glaxo Operations UK Limited, a subsidiary of GlaxoSmithKline plc, Boots Contract Manufacturing, a subsidiary of The Boots Company PLC, 3M Health Care Limited, a subsidiary of Minnesota Mining and Manufacturing Company (3M(C)), Pharmacia Corporation and Wyeth-Ayerst Laboratories, a subsidiary of American Home Products Corporation.

   Premium Branded Products. We are a leading European supplier, based on sales, of the creative paperboard packaging desired by multinational, premium branded consumer products companies in the sectors we serve. Brand leaders for these products value our ability to provide sophisticated creative and structural design, intricate graphic and embossed detail and value-added service enhancements to differentiate and position their products for retail sale at particular price points. Our customers frequently use packaging to emphasize a high-quality brand image and to attract retail customers. In addition, increasing competition between premium brands results in our customers utilizing new designs, offering a broader range of products and package sizes within brands, and revamping packaging to appeal to local consumer preferences. In the case of tobacco products, because of stringent limitations on other forms of marketing in many countries, product packaging has become one of the leading promotional vehicles for the product.

   The categories of premium branded products for which we design and manufacture paperboard packaging include:

  . Fine Spirits--We are the leading supplier of paperboard packaging to alcoholic drink manufacturers in Europe. Our packaging products for the drinks sector include folding cartons, spirally wound composite tubes and self-adhesive or wet applied labels, and are generally complex, higher-value-added products involving special finishes such as gold blocking and embossing. Our competitive strengths in this market include our experience in designing and manufacturing high graphic content packaging with a full range of finishes and effects, and our one-stop-shop approach to supplying labels to complement the principal packaging application. Our principal alcoholic drink customers include United Distillers & Vintners S.A., William Grant & Sons Ltd., Allied Domecq PLC and Pernod Ricard. Products for which we manufacture and design packaging include international brands such as Johnnie WalkerTM, J&B(R), Chivas Regal(R), Ballentine's(R), Glenfiddich(R), Moet & Chandon(R) and Harveys Bristol Cream(R). These products are distributed by our customers to global retail markets.

  . Premium Confectioneries--We are the leading supplier of paperboard packaging to the European premium confectionery industry. A key feature of this market is the demand for innovative packaging designs for year-end holiday and Easter products. Our competitive strengths in this market include internationally recognized creative and structural design resources, and process controls designed to prevent taint and odor problems that could affect confectionery products. Our principal premium confectionery customers include Nestle Holdings UK Ltd., a subsidiary of Nestle S.A., Mars UK Ltd., a subsidiary of Mars, Incorporated, Cadbury Schweppes plc and Kraft Jacob Suchard, a subsidiary of Kraft Foods Inc., for their brands which include After Eight(R), Mars(R) Celebrations(R),

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

     Cadbury's(R) Milk Tray(R) and Terry's(R) York Milk Chocolate Orange(R). These products are distributed by our customers primarily to European retail markets, and more recently in the United States.

  . Tobacco Products--We are one of Europe's leading suppliers of paperboard packaging for the tobacco industry, including offset and gravure cartons, carton outers, printed paper and film, and inner frame board. Our customers, including British American Tobacco p.l.c., Gallaher Limited, a subsidiary of Gallaher Group plc, and Altadis, S.A., use our packaging for brands that are manufactured in Europe for sale locally and to global export markets. Our competitive strengths for tobacco packaging include our skill in electronic manipulation of graphic elements, using computer aided design equipment, which facilitates operations such as the insertion of required government health warnings within the pack design, and in-line high speed gravure printing, embossing and gold leaf processes. Brands which use our packaging include 555 State Express(R), Benson & Hedges(R) and Silk Cut(R).

   Food and Household. We manufacture paperboard packaging, primarily consisting of folding cartons, for a wide variety of food and household products, including wet and dry grocery products, frozen foods and household supplies. Our customers include the European divisions of multinational food and household products companies, as well as manufacturers of private label goods. The food and household sector is served by facilities with stringent taint, odor and hygiene controls. For our multinational customers, product packaging is an integral part of their marketing strategies. The market for food and household goods packaging is characterized by higher volumes and generally lower margins than our other end-use markets. Accordingly, we target food and household product customers who demand more intensive packaging design and process capabilities and customer service.

   Principal food and household packaging customers include Nestle Holdings UK Ltd., a subsidiary of Nestle S.A., McBride plc, McCain Foods Limited, Associated British Foods plc and United Biscuits (Holdings) Plc, and for their brands which include Rowntree's, McCain(R) Oven Chips, Twinings English Breakfast Tea(R) and McVitie's(R) Jaffa Cakes.

   Multimedia and Technology. We supply folding cartons and printed materials, such as software packages, labels, manuals and instruction kits, for technology and multimedia companies. While packaging for multimedia and technology markets is currently a small part of our business, representing approximately 3% of sales from continuing operations, we intend to expand our position as a supplier for this market. We believe that our creative and structural design capabilities and stringent quality controls assist our customers in enhancing brand awareness in competitive markets. Our multimedia and technology packaging products are distributed primarily to customers in the United States and Europe, for ultimate sale throughout the world. Our customers in this market include Lexmark International, Inc., Iomega Corporation and International Business Machines Corporation (IBM(R)).

   Product Design, Manufacturing and Distribution

   Our paperboard packaging segment generally manufactures packaging from specifications, artwork or film supplied by customers. However, we also design, develop and manufacture new packaging concepts and structures when requested by customers. Many of the cartons we manufacture incorporate sophisticated construction techniques and include high graphic content, and special finishes and effects. We believe our commitment to technological leadership in structural and graphic design and their integration with manufacturing processes is a significant competitive strength.

   We work closely with customers to develop new packaging and to refine existing packaging designs. This involves working with external design agencies employed by customers and using our in-house technical and design capabilities. Our package design centers are used by our customers to develop and test innovative packaging designs and graphics. Elements of the design are usually retained on computer and updated as required, enabling design work to be undertaken at the factory and subsequently reviewed at the customer's location. We have also established an electronic network for design data interchange between each of our factories and with certain customers. The availability of sophisticated in-house design services enhances our high quality image and improves the response time to customer requests, particularly for new product launches.

   Our manufacturing facilities are equipped with multi-color sheet and/or web fed printing presses which, depending on the needs of the specific plant, may include gravure, lithographic and flexographic printing. In addition, we utilize digital pre-press processes, including direct-to-plate graphic work which eliminates the need for film in the printing process. This facilitates the transmission of graphics throughout all of our locations to better serve our multinational customers. Other equipment includes platemaking equipment, gold blocking machines, diecutters/embossers, folders and gluers.

   The principal elements of the production process, following design, are:

     Plate making: Computer aided design systems directly produce metal print plates for lithographic printing and produce digital files for engraving of gravure cylinders.

     Die making: A computer-generated carton profile guides lasers which cut slots in wooden forms. Metal strips are then inserted in the grooves as required which cut and crease the cartons.

     Printing: We use three primary printing techniques: lithographic, flexographic and gravure. Lithographic printing on sheet-fed paperboard is used for most printing requirements, except for high volume runs or where certain specialty finishes or deep solid colors are required. Flexographic printing is used to produce high quality cartons which require exact print register, solid color saturation, fine line work and embossing. Gravure printing takes place predominantly on reel fed machines capable of handling high volumes. We utilize smaller format printing machinery to complement larger format presses, which enables us to undertake shorter production runs in a cost-effective manner.

     Cutting and creasing: Printed sheets are fed through cut and crease machines where dies are used to cut and crease the paperboard to form a carton.

     Gluing and packing: The production process culminates, if necessary, with the application of glue to, and the folding of, cartons, and the delivery of the finished cartons to our customers. Many customers receive cartons unfolded and unglued, and use their own in-house machinery, sometimes on lines designed and supplied by us, to apply glue to and fold the cartons, while others use their machinery to erect and fill pre-folded, pre-glued cartons. Some customers require cartons to be delivered fully assembled, an operation which is performed manually.

   Cartons generally are produced only to order and delivered on an agreed schedule. Delivery to customers usually takes place immediately following completion of the production process. As a result, order backlog is not substantial.

   Meeting customers' increasingly complex requirements and technical specifications requires a strong commitment to quality and attention to detail. We are committed to a Total Quality Management philosophy which aims to achieve continuous improvement in all stages of the production process through the involvement of management and employees. We use statistical process control techniques to identify key areas for improvement including the reduction of waste and down time.

   We believe we are a leader in European manufacturing practices and working disciplines. Our plants conform to standards specific to their country and market sectors, such as the Pharmaceutical Supplier Code of Practice, Good Manufacturing Practices and Royal Society of Food Hygiene accreditation. All facilities operate to ISO 9000 Series quality standards.

  Sales and Marketing

   Our paperboard packaging segment sales result primarily from direct solicitation of existing and prospective customers. Local management and sales personnel at each manufacturing facility are responsible for sales and customer relationships and, where appropriate, are supported by head office sales and marketing initiatives.

   Our marketing and sales efforts emphasize our ability to print high quality specialized packaging in a timely manner by utilizing state-of-the-art manufacturing systems. Our packaging design staff is frequently consulted by customers for assistance in developing new and alternative packaging concepts. We also assist our customers in the development and acquisition of automated packaging equipment for their manufacturing facilities, which can use our packaging products. We actively support our sales effort by researching market trends as well as by developing promotional materials that highlight our capabilities within specific end-use markets. Our ability to meet the rapid delivery requirements and variable demand patterns of our customers has enhanced our competitive position with multinational branded products companies.

   We have longstanding trading relationships with many of our larger paperboard packaging customers but, as is typical in our industry, we generally do not enter into long-term fixed-quantity supply agreements. Instead, we have agreements or letters of intent in place with many of our larger customers, with terms of up to to five years, that specify the terms of trade and service requirements for the period of the arrangement, some of which award sole or majority supply for specific classes of packaging products for the customer, but only to the extent the customer requires such products. These supply arrangements are generally awarded by the larger packaging customers through a tender process in which the customer solicits bids from several potential suppliers and selects the winning bid based on several factors, including price and service. Typically, major packaging customers centralize their purchasing on a pan-European basis and seek to obtain their packaging requirements from a limited number of sources to maximize their efficiency. We regularly submit bids for new business or renewal of existing business. See "Risk Factors--Risks Related to our Business--If we fail to maintain satisfactory relationships with our larger packaging customers, our business may be harmed."

   Competition

   Competition is intense in the markets served by our paperboard packaging segment, both from large companies and from local and regional producers. We compete by differentiating ourselves through product design, process capabilities, operational competence and exceptional customer service. See "Business--Competitive Strengths."

   Major paperboard packaging competitors in Europe include Akerlund & Rausing, Algroup, Amcor Limited, Mayr-Melnhof Packaging UK Limited, a subsidiary of Mayr-Melnhof Karton AG, MY Holdings, Van Genechten Packaging and Westvaco Corporation. In addition, in response to customer demand for pan-European sources of supply in pharmaceutical and healthcare markets, some smaller producers have also entered into pan-European trading alliances. Examples of such alliances include Copapharm Europe (an alliance of British, German, Spanish, French, Italian and Swiss carton manufacturers which supplies folding cartons to the European pharmaceutical industry), and Pharmapact (an alliance of British, German, French and Italian multi-product manufacturers which supplies folding cartons, microflute corrugated board, labels, leaflets and specialized systems to the European pharmaceutical industry). See "Risk Factors--Risks Related to Our Business--Competition in the specialty packaging markets could harm our financial condition and results of operations."

   Raw Materials

   We use a variety of raw materials in our paperboard packaging segment, such as paperboard, paper, inks, foil, and films and adhesives. The primary raw material for our paperboard packaging segment is paperboard, which is converted to make the walls of the packaging unit. The primary paperboard grade we use is virgin folding boxboard.

   Most of our raw materials are readily available from various suppliers at competitive market prices. We do not usually enter into contractual arrangements with suppliers. Raw material prices, which are negotiated centrally, are regarded as a ceiling. Individual factories can enter into further negotiations and sometimes achieve better prices on specific contracts. This strategy is designed to strengthen our overall purchasing power, while enabling each factory to retain a sufficient degree of autonomy in its purchasing decisions to take advantage of better spot pricing offered by suppliers. See "Risk Factors--Risks Related to Our Business--Our business and financial performance may be harmed by future increases in raw material costs."

Plastic Packaging

   Our plastic packaging segment is comprised of the plastic-based packaging operations of Boxmore, which we acquired in February 2000.

   Products and Markets

   We specialize in the design and manufacture of plastic containers, bottles, preforms and closures. Our target markets are:

  .  agrochemicals and other specialty chemicals;

  .  beverages; and

  .  pharmaceuticals and healthcare.

   Agrochemical and Other Specialty Chemicals. We design and manufacture HDPE plastic conventional and fluorinated barrier containers and closures for niche agrochemical and other specialty chemical markets, such as food flavorings, beverage concentrates and industrial solvents, primarily in Europe. Within these markets, approximately 40% of our sales are generated by products that utilize our proprietary fluorinated blow molding process. This process improves the barrier characteristics of a container by adding a protective coating to the interior wall that shields the plastic from the effects of corrosive fluids. We believe that our technical expertise and experience in using the fluorinated blow molding process is an important competitive strength in this market.

   Products of our agrochemical and other specialty chemicals division are manufactured at four plants located in four countries, and are distributed throughout Europe and Asia to the manufacturing plants of our customers, for ultimate sale around the world. Our HDPE plant in mainland China is a joint venture with Canada Rotam International Company Limited, in which we own a 50% interest. Our principal customers for agrochemical and other specialty chemical packaging include Syngenta Corporation, a subsidiary of Syngenta AG, Dow AgroSciences Ltd., a subsidiary of Dow AgroSciences LLC, BASF AG, Akzo Nobel N.V., The Coca-Cola Company, PepsiCo, Inc. and E.I. du Pont de Nemours and Company.

   Beverages. We are a leading supplier of plastic beverage packaging in the United Kingdom, Ireland and South Africa. We design and manufacture blow molded PET plastic bottles and preforms for soft drinks and mineral water plants in Northern Ireland and South Africa. We are the leading supplier of PET soft drink bottles in South Africa, and are the leading supplier to that country's Coca-Cola bottlers. Our PET business in South Africa is a joint venture with two private individuals, in which we own a 70% interest. We are also the leading supplier of HDPE milk bottles in Ireland. We expect that the market for plastic beverage containers will continue to grow, as: dairies continue to shift from glass to HDPE packaging for milk products; beverage manufacturers shift from glass bottles and aluminum cans to PET plastic bottles for soft drinks and water; and as consumption of those beverages increases. Our principal beverage customers are The Coca-Cola Company, Cantrell and Cochrane, MaCaw Soft Drinks, Virgin Cola and Buxton Mineral Water.

   Pharmaceuticals and Healthcare. We design and manufacture HDPE plastic bottles for pharmaceutical and healthcare markets, primarily at our plant in Cavan, Ireland. We work closely with our customers to design innovative packaging solutions that enhance manufacturing efficiency while also improving brand identity. We emphasize our ability to provide plastic packaging, together with folding cartons, leaflets and labels manufactured by our paperboard packaging segment, to deliver supply-chain synergies to our pharmaceutical and healthcare customers. Our principal pharmaceutical and healthcare customers include Abbott Laboratories, Stiefel Laboratories (UK) Ltd., a subsidiary of Stiefel Laboratories, Inc., Procter and Gamble Limited, a subsidiary of Procter & Gamble Company and Aventis S.A.

   Product Design, Manufacturing and Distribution

   Our plastic packaging segment produces containers, bottles, preforms and closures designed in-house or from designs supplied by customers.

   Our research and development activities for plastics are centralized in Belfast, Northern Ireland, where we work in close association with faculty and graduate students at Queen's University. We continually seek process improvements and opportunities for further automation to reduce costs and improve our profitability and competitive position. Our efforts focus on increasing line speeds, reducing energy consumption and shortening turnaround times. Our materials research stresses lowering product cost through the development of lighter weight bottles and improving container characteristics such as strength and moisture resistance.

   Bottle design capabilities are also available at each individual plant, supported by computer aided design packages. Testing of in-house developments are carried out in an ISO 9000 Series laboratory in each plant. New developments and improvements are shared between the plants.

   Our plastic containers are made primarily from PET and HDPE, and serve a wide variety of markets. The PET containers are predominantly used for soft drinks, still and sparkling waters and agrochemicals. The HDPE containers are used for agrochemicals, other specialty chemicals, and healthcare and dairy products. We also make HDPE closures for the soft drink market and closures for agrochemical and specialty chemical containers.

   The quality and technical properties of PET enable it to be blown into containers with high barrier properties which limits the loss of carbon dioxide from soft drinks, and the ingress of oxygen and other substances that can affect product quality. In recent years, we have developed process capabilities to offer our PET customers lighter weight bottles, improved barrier performance and faster preform reheating resulting in lower energy consumption during the blowing process.

   PET conversion from raw plastic resin is carried out in our plants in Northern Ireland and South Africa. PET is injection molded to create preforms that are subsequently blow molded into bottles, either in our manufacturing facilities or at our customers' plants. PET granules are heated and then forced into a mold that forms the preform to the required shape. Preforms are then stored before being converted to bottles.

   Conversion of the preforms into bottles takes place at our plants in Northern Ireland and South Africa, as well as at our Kunshan, China, plant which is supplied with preforms from our other facilities. Preforms are loaded into the blow molding machine and heated individually using infrared lamps. Precise control of these lamps enables the wall thickness in the bottle to be accurately controlled. Heated preforms are placed into a blow mold, and simultaneously blown with high-pressure air and stretched with a mechanical rod to create the desired bottle.

   For specialty chemicals and agrochemicals that include aggressive constituents, we manufacture HDPE bottles and containers using fluorinated blow molding to enhance the barrier characteristics of the container wall. HDPE is also used for closures which are supplied to many of our preform and bottle customers in the soft drink industry in the United Kingdom and Ireland.

   Extrusion blow molding of HDPE containers takes place at our plants in the United Kingdom, France, Ireland and China, with fluorinated barrier containers produced at all these locations except Ireland. Raw HDPE granules are heated and extruded. For fluorinated containers, each extrusion is then blown into the mold with a fluorine and nitrogen gas mixture. For conventional containers, the extrusions are blown into the mold with air. Containers are then leak tested before delivery to customers.

   HDPE closures are produced in our plants in Ireland and China using injection molding machines. Single piece closures are produced at our plant in Ireland for the soft drink industry, and two piece closures are produced at our plant in China for the agrochemical industry.

   Plastic containers generally are produced only to order and delivered pursuant to an agreed schedule. Delivery to customers usually takes place immediately following completion of the production process. As a result, order backlog is not substantial.

   Sales and Marketing

   Plastic packaging segment sales result primarily from direct customer contacts by plant managing directors and a dedicated sales force of approximately 15 people.

   Our marketing and sales efforts emphasize our ability to react quickly to changing customer demand patterns and to supply products manufactured to the highest industry standards of quality and performance. Our design and packaging development staff work closely with customers to improve product performance and reduce product costs. This includes reductions in product weight while maintaining agreed performance criteria. We actively support our sales effort with market research to identify potential opportunities and market trends across our businesses, as well as developing promotional materials that highlight our capabilities within specific end-use markets.

   We have longstanding trading relationships with many of our larger plastic packaging customers but, as is typical in our industry, we generally do not enter into long-term fixed-quantity supply agreements. Instead, we have agreements or letters of intent in place with many of our larger customers, with terms of up to five years, that specify the terms of trade and service requirements for the period of the arrangement, some of which award sole or majority supply for specific classes of packaging products for the customer, but only to the extent the customer requires such products. These supply arrangements are generally awarded by the larger packaging customers through a tender process in which the customer solicits bids from several potential suppliers and selects the winning bid based on several factors, including price and service. We regularly submit bids for new business or renewal of existing business. See "Risk Factors--Risks Related to our Business--If we fail to maintain satisfactory relationships with our larger packaging customers, our business may be harmed."

   Competition

   Competition is intense in the markets served by our plastic packaging segment, both from large companies and from local and regional producers. We compete by differentiating ourselves through product design, process capabilities, operational competence and exceptional customer service. See "-- Competitive Strengths."

   Major plastic packaging competitors include Crown Cork & Seal Company, Inc., Graham Packaging Company, L.P., Huhtamaki Van Leer, Nampak Ltd., Pet Plas, RPC Group Plc, Schmalbach-Lubeca and Waddington Jaycare. See "Risk Factors--Risks Related to Our Business--Competition in the specialty packaging markets could harm our financial condition and results of operations."

   Raw Materials

   We use a variety of raw materials in our plastic packaging segment, including raw PET and HDPE plastic resins. Raw materials for our plastic packaging segment are readily available from various suppliers at competitive market prices. See "Risk Factors--Risks Related to our Business--Our business and financial performance may be harmed by future increases in raw material costs."

Land Development

   Our land development segment currently holds approximately 27,000 acres of real estate located in Virginia. We retained this acreage when we sold the timberland associated with our former pulp and paper operations because we believe this land is more valuable when sold for development or other uses. We market this land to third parties for residential and commercial development, real estate investment and land conservation. We plan to sell this land over the next several years. The primary source of revenue for this segment is land sales. Such revenue is only recognized when land is sold. Accordingly, land development segment revenues may vary significantly from period to period.

Customers

   We have many customers that buy our products and are not dependent on any single customer, or group of customers, in any of our business segments. No single customer represents more than 10 percent of our total net sales. Longstanding relationships exist with many customers who place orders on a continuing basis, and we regularly submit bids to customers for new business or renewal of existing business. The loss of business or the award of new business from our larger customers may have a significant impact on our results of operations. Because of the nature of our businesses, order backlogs are not large.

Production Facilities

   The following sets forth certain information concerning our production facilities as of September 30, 2001. Unless otherwise indicated, we own such facilities.

                                                Number of
 Principal Products                             Facilities Locations
 ------------------                             ---------- ---------
 PAPERBOARD PACKAGING

 Pharmaceutical and Healthcare                      22     Belgium: Bornem,
                                                            Brussels, Ghent
                                                           England: Bedford,
                                                            Bourne, Greenford,
                                                            Leicester,
                                                            Loughborough,
                                                            Nottingham, Tewkesbury
                                                           France: Angouleme,
                                                            Paris, St. Pierre des
                                                            Corps, Ussel(1)
                                                           Germany: Frankfurt (1)
                                                           Netherlands: Oss
                                                           Northern Ireland:
                                                            Newtownabbey
                                                           Republic of Ireland:
                                                            Dublin(1), Limerick,
                                                            Westport
                                                           Spain: Madrid(1)(2)(3)
                                                           Wales: Wrexham

 Premium Branded Products                           12     England: Bradford(2)
 (other than tobacco products)                             France: Avallon,
                                                            Bordeaux(1), Ezy sur
                                                            Eure, Migennes
                                                           Germany: Duren,
                                                            Stuttgart, Bunde
                                                           Scotland: Bellshill,
                                                            East Kilbride,
                                                            Edinburgh, Glasgow

 Food and Beverage                                  4      England: Birmingham,
                                                            Congleton, Newcastle,
                                                            Bristol

 Tobacco Products                                   4      England: Bradford(2),
                                                            Portsmouth(1)
                                                           Germany: Bremen
                                                           Spain: Madrid(1)(2)(3)
 Multimedia and Technology                          1      United States:
                                                            Lexington, NC

 PLASTIC PACKAGING

 Agrochemical/Specialty Chemical/Pharmaceutical     4      England: Crewe(1)
                                                           France: St. Etienne
                                                           Northern Ireland: Cavan
                                                           People's Republic of
                                                            China: Kunshan(3)

 Food and Beverage                                  3      Northern Ireland: Lurgan
                                                           South Africa:
                                                            Harrismith(1)(3),
                                                            Capetown(1)(3)

--------
(1) Leased real property.
(2) Facility serves multiple market sectors.
(3) Facility owned by joint venture in which we own an interest.

Intellectual Property

   We believe that our success depends, in part, on maintaining and enhancing our proprietary technical expertise and know-how. As a standard practice, we obtain legal protections we believe are appropriate for our intellectual property, but legally protected intellectual property rights are not material for our business. We are not aware of any legal proceedings that have been brought against us for infringement of a patent or trademark.

Seasonality

   We compete in several end-use markets, such as fine spirits, premium confectioneries, cosmetics and fragrances, that are seasonal in nature. As a result, our earnings stream is seasonal, with peak operational activity occurring during the third and fourth quarters of the year.

Employees

   At October 1, 2001, we had approximately 6,000 employees. Our employees are represented by various trade unions or workers' councils in each of the countries in which we operate. We believe that our relations with our employees are good.

Legal And Environmental Matters

   Environmental

   We have a strong commitment to protecting the environment. The costs of compliance with existing environmental regulations are not expected to have a material adverse effect on our financial position or results of operations.

   The Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA") and similar state "Superfund" laws impose liability, without regard to fault or to the legality of the original action, on certain classes of persons (referred to as potentially responsible parties or "PRPs") associated with a release or threat of a release of hazardous substances into the environment. Financial responsibility for the clean-up or other remediation of contaminated property or for natural resource damages can extend to previously owned or used properties, waterways and properties owned by third parties, as well as to properties currently owned and used by a company even if contamination is attributable entirely to prior owners. As discussed below, the U.S. Environmental Protection Agency ("EPA") has given notice of its intent to list the lower Fox River in Wisconsin on the National Priorities List under CERCLA and has identified our subsidiary, Wisconsin Tissue Mills Inc., now WTM I Company ("WT"), as a PRP.

   Except for the Fox River matter, we have not been identified as a PRP at any CERCLA-related sites. However, there can be no assurance that we will not be named as a PRP at any other sites in the future, or that the costs associated with additional sites would not be material to our financial position or results of operations.


   In June 1994, the United States Department of Interior, Fish and Wildlife Service ("FWS"), a federal natural resources trustee, notified WT that it had identified WT and four other companies located along the lower Fox River in northeast Wisconsin as PRPs for purposes of natural resources liability under CERCLA arising from alleged releases of polychlorinated-biphenyls ("PCBs") in the Fox River and Green Bay System. Two other companies subsequently received similar notices from the FWS. The FWS and other governmental and tribal entities, including the State of Wisconsin, allege that natural resources, including endangered species, fish, birds, tribal lands or lands held by the United States in trust for various Indian tribes, have been exposed to PCBs that were released from facilities located along the lower Fox River. The governmental and tribal entities are proceeding with a natural resource damage assessment with respect to the alleged discharges. On January 31, 1997, the FWS notified WT of its intent to file suit, subject to final approval by the Department of Justice, against WT to recover alleged natural resource damages, but the FWS has not as yet instituted such litigation. WT and other PRPs have engaged in discussions with the parties asserting trusteeship of the natural resources concerning the damage assessment and the basis for resolution of the natural resource damage claims. In addition, the PRPs have been cooperating with the Wisconsin Department of Natural Resources ("DNR") in its preparation of a natural resource damage assessment.

   On June 18, 1997, the EPA announced that it was initiating the process of listing the lower Fox River on the CERCLA National Priorities List of hazardous waste sites. The EPA identified several PRPs, including WT.

   In October 2001, the DNR and EPA released for public comment a draft remedial investigation/feasibility study ("RI/FS") and proposed remedial action plan ("PRAP") for the lower Fox River and Green Bay site. The PRAP proposes remediation of the site based on a combination of dredging contaminated sediment and natural attenuation. The dredging portion of the remediation applies an action level of 1 part per million of PCB contamination as the standard for removal. In the PRAP, the EPA and DNR estimate the cost of the proposed restoration to be approximately $308 million. The RI/FS and the PRAP are subject to a public comment period before being finalized; WT and the other PRPs anticipate submitting timely comments. Any enforcement of a definitive remedial action plan may be subject to judicial review.

   Based on current information and advice from its environmental consultants, WT believes that the 1 part per million action level and the resulting aggressive effort to remove substantial amounts of PCB-contaminated sediments (most of which are buried under cleaner material or are otherwise unlikely to move), as contemplated by the PRAP, are excessive and would be environmentally detrimental and therefore inappropriate. Instead, WT believes that less intrusive alternatives are more environmentally appropriate, cost effective and responsible methods of managing risks attributable to sediment contamination. In addition, WT believes that the cost of the remediation estimated in the PRAP may be understated.

   On October 25, 2000, the federal and tribal natural resources trustees released a Restoration and Compensation Determination Plan ("RCDP") presenting the federal and tribal trustees' planned approach for restoring injured federal and tribal natural resources and compensating the public for losses caused by the release of PCBs. The RCDP states that the final natural resource damage claim will depend on the extent of PCB clean-up undertaken by EPA and DNR, but estimates past interim damages to be $65 million, and, for illustrative purposes only, estimates costs of restoration to address present and future PCB injuries in a range of $111 million to $268 million. WT believes that the alleged damages to natural resources are overstated in the RCDP and joined in the PRP group comments to that effect on the RCDP. The final natural resource damage assessment has not been issued.

   The ultimate cost to WT associated with this matter cannot be predicted with certainty at this time, due to uncertainties with respect to: what remediation will be implemented, and uncertainties associated with the actual cost of that remediation; the outcome of the federal and state natural resource damage assessments; WT's share of any multi-party clean-up/restoration expenses; the timing of any clean-up/restoration; the evolving nature of clean-up/restoration technologies and governmental regulations; controlling legal precedent; the extent to which contributions will be available from other parties; and the scope of potential recoveries from insurance carriers and prior owners of WT. While such costs cannot be predicted with certainty at this time, WT believes that the ultimate clean-up/restoration costs associated with the lower Fox River site may exceed $500 million for all PRPs in the aggregate. Under CERCLA, each PRP generally will be jointly and severally liable for the full amount of the clean-up costs, subject to a right of contribution from the other PRPs. In practice, PRPs generally negotiate among themselves to determine their respective contributions to any multi-party clean-up/restoration, based upon factors including their respective contributions to the alleged contamination and their ability to pay. Based on presently available information, WT believes that several of the named PRPs will be able to pay substantial shares toward remediation and restoration, and that there are additional parties, some of which have substantial resources, that may also be jointly and severally liable.

   WT also believes that it is entitled to substantial indemnification from a prior owner of WT, pursuant to a stock purchase agreement between the parties, with respect to liabilities related to this matter. WT believes that the prior owner intends to, and has the financial ability to, honor its indemnification obligation under the stock purchase agreement.

   Pursuant to the Joint Venture Agreement for the Tissue JV, WT has retained liability for, and the third party indemnity rights associated with, the discharge of PCBs and other hazardous materials in the Fox River and Green Bay System. Based on presently available information, WT believes that if any remediation/ restoration is done in an environmentally appropriate, cost effective and responsible manner, the matter is unlikely to have a material adverse effect on our financial position or results of operations. However, because of the uncertainties described above, there can be no assurance that WT's ultimate liability with respect to the lower Fox River site will not have a material adverse effect on our financial position or results of operations. See "Risk Factors--Risks Related to Our Business--We are subject to many environmental laws and regulations that require significant expenditures for compliance and remediation efforts, and changes in the law could increase those expenses and adversely affect our operations."

   On April 19, 1999, the EPA and the Virginia Department of Environmental Quality ("DEQ") each issued Notices of Violation ("NOVs") under the Clean Air Act Amendments of 1990 ("CAA") against St. Laurent Paper Products Corp. ("St. Laurent") (and, in the case of EPA's NOV, us) relating to St. Laurent's kraft products mill located in West Point, Virginia (the "West Point Mill") formerly owned and operated by Chesapeake Paper Products, L.L.C. We sold Chesapeake Paper Products, L.L.C. to St. Laurent Paperboard (U.S.) Inc. ("St. Laurent (U.S.)") in May 1997, pursuant to a Purchase Agreement dated, as of April 30, 1997, by and among us, St. Laurent Paperboard Inc. and St. Laurent (U.S.) (the "Purchase Agreement"). In general, the NOVs allege that from 1984 through the date of the NOVs, the West Point Mill installed certain equipment and modified certain production processes without obtaining required permits. Under applicable law, the EPA and DEQ may commence a court action with respect to the matters alleged in the NOVs seeking injunctive relief to compel compliance with the CAA, and a court may impose civil penalties of up to $25,000 per day of violation ($27,500 per day for violations after January 30, 1997) for violations of the CAA (provided that a court, in determining the amount of any penalty to be assessed, shall take into consideration, among other things, the size of the business, the economic impact of the penalty on the business, the business' compliance history and good faith efforts to comply, the economic benefit to the business of noncompliance and the seriousness of the violation). The Purchase Agreement provides that we may be required to indemnify St. Laurent against certain violations of applicable environmental laws (including the CAA) that were identified as of the May 1997 closing date (and other such violations that existed prior to such date as to which we had "knowledge," as defined in the Purchase Agreement). Our indemnification obligation to St. Laurent with respect to such matters is subject to certain limitations, including a cap of $50 million and, in certain circumstances, a $2.0 million deductible. Along with St. Laurent, we have jointly responded to and are defending against the matters alleged in the NOVs, and have presented an initial settlement offer, consisting primarily of engineering measures, to the EPA and DEQ. Based upon a review of the NOVs and an analysis of the applicable law and facts, we believe that both we and St. Laurent have substantial defenses against the alleged violations and intend to vigorously defend against the alleged violations. We and St. Laurent are negotiating with the EPA, the United States Department of Justice and DEQ to address the matters that are the subject of the NOVs. The ultimate cost to us relating to matters alleged in the NOVs cannot be determined with certainty at this time, due to the absence of a determination whether any violations of the CAA occurred and, if any violations are ultimately found to have occurred, a determination of (i) any required remediation costs and penalties, and (ii) whether St. Laurent would be entitled to indemnification from us under the Purchase Agreement and, if so, to what extent.

   Other Litigation

   On March 26, 2001, the SEC issued a formal order that a private investigation be conducted concerning matters related to our financial reporting. The investigation is based on SEC inquiries arising out of our restatements and revision of earnings in 2000 related to the U.S. display business of a subsidiary included in our former merchandising and specialty packaging segment. See "--Business History and Recent Strategic Transformation." We are cooperating with the SEC in the investigation and the outcome of the investigation cannot yet be determined.

   We are a party to various other legal actions, which are ordinary and incidental to our business. While the outcome of environmental and legal actions cannot be predicted with certainty, we believe the outcome of any of these proceedings, or all of them combined, will not have a material adverse effect on our consolidated financial position or results of operations.